STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM
                         12/17/2002 020775374 - 2039409

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
              INTEGRATED ENTERPRISES Inc. (A DELAWARE CORPORATION)

Integrated Enterprises Inc. a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 9`h day of July 1984 and recorded in the office of the recorder of Deeds for Sussex County, desires to procure a restatement of it's charter, and hereby certifies as follows:

FIRST:     The name of the corporation is changed to: SEALIFE CORPORATION

SECOND:     ITS  REGISTERED  OFFICE  IN  THE  State of Delaware is located at 25
Grevstone Manor. Lewes. DE 19958 County of Sussex. The name of its registered agent is Harvard Business Services, Inc.

THIRD:     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:     This amendment alters or changes the restated Articles of
Incorporation to reflect a 15 to I (One) reverse stock split of the common shares, and then to reauthorize the common stock following the reverse split to 100,000,000 shares of common stock and reauthorize the par value at .0001 cents per share. Following the reverse stock split Article IV shall read as follows.

The capital stock of the Corporation shall consist of 100,000,000 shares of Common Stock. $0.0001 par value and 10,000,000 shares of preferred stock. $0.0001 par value.

The shares of Preferred Stock may be ISSUED from time to time in one or more series. The Board of Directors of the Corporation (the board of directors) is expressly authorized to provide for the issue of ail or any of the shares of the Preferred Stock in one or more series. And to fix the number of shares and to determine or alter for EACH such series, such voting powers. full or limited, or no voting powers, and such designations, preferences, and relative. participating, optional, or other rights and such qualifications, limitations. or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares ( a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware , The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares; constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:     The name and mailing address of the incorporator is as follows:

Robert Mc Caslin
18482 Park Villa Place
Villa Park CA, 92861

SIXTH.     The corporation is to have perpetual existence.

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                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          INTEGRATED ENTERPRISES Inc.
                            (A DELAWARE CORPORATION)

SEVENTH:     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, as amended, providing for the restatement of charters. Robert McCaslin the authorized Officer of Integrated Enterprises, Inc has hereunto signed the certificate this; tenth day of December 2002

By


/s/ Robert McCaslin
-----------------------------------
Robert McCaslin President

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